Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS ANNOUNCES $15 MILLION PRIVATE PLACEMENT

NEWTON, Mass., April 13, 2007 - Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that it has entered into a definitive agreement with institutional investors to raise $15 million in gross proceeds through the sale of shares of a new series of its convertible preferred stock and warrants to purchase its common stock. Novelos has agreed to sell 1,500 shares of Series B convertible preferred stock, having a stated value equal to $10,000 per share, a cumulative annual dividend of 9% of stated value and a conversion price of $1.00 per share of common stock. The investors will also receive warrants, callable in certain circumstances, expiring in five years to purchase an aggregate of 7,500,000 shares of common stock at an exercise price of $1.25 per share. The transaction is expected to close in seven to ten days, subject to the satisfaction of certain closing conditions.

The investors include Xmark Opportunity Funds, OrbiMed Advisors, and other selected institutional investors. Rodman & Renshaw, LLC is serving as the placement agent, and Emerging Growth Equities, Ltd is serving as the sub-placement agent for the transaction, and will receive a placement agent fee consisting of cash and warrants to purchase Novelos common stock at the closing of the transaction. The preferred stock and warrants will be issued in a private placement transaction under Regulation D of the Securities of Act of 1933. Novelos is required to file a registration statement covering the common stock underlying the preferred stock purchased by the investors and the common stock underlying the warrants within 30 days of the closing and to use its best efforts to obtain effectiveness within 90 days of the closing.

“We are very pleased to have these excellent institutional investors participate in the financing, which will provide funds for Novelos’ current development program through mid-2008,” said Harry Palmin, President and CEO of Novelos. “Furthermore, if all the warrants are exercised for cash, Novelos would receive about $10 million of additional proceeds. Fundamentally, we continue to anticipate that our pivotal Phase 3 lung cancer trial will be fully enrolled by the end of the first quarter of 2008. Meanwhile, we expect earlier stage clinical trial results later this year.”

About Novelos Therapeutics, Inc.

Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis. NOV-002, the lead compound currently in Phase 3 development for lung cancer under a SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and an immunomodulator. NOV-002 is also in Phase 2 development for chemotherapy-resistant ovarian cancer and early-stage breast cancer, and is in addition being developed for acute radiation injury. NOV-205 acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties. NOV-205 is in Phase 1b development for chronic hepatitis C non-responders. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were originally developed. For additional information about Novelos please visit www.novelos.com

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COMPANY Harry S. Palmin, President and CEO Ph: 617-244-1616 x11 Email: hpalmin@novelos.com	INVESTOR RELATIONS Stephen Lichaw Ph: 201-240-3200 Email: slichaw@novelos.com

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.